UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 1, 2004

Safeguard Scientifics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

1-5620	23-1609753

(Commission File Number)	(IRS Employer Identification No.)

800 The Safeguard Building
435 Devon Park Drive
Wayne, PA	19087

(Address of Principal Executive Offices)	(Zip Code)

610-293-0600

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

The disclosure set forth under Item 2.03 of this Current Report on Form 8-K is incorporated by reference herein.

ITEM 2.01.	Completion of Acquisition or Disposition of Assets.

Pursuant to the Agreement and Plan of Merger, dated as of May 27, 2004 (the “Merger Agreement”), among CompuCom Systems, Inc. (“CompuCom”), CHR Holding Corporation (“Parent”) and CHR Merger Corporation (“Merger Subsidiary”), on October 1, 2004, Merger Subsidiary was merged into CompuCom, each outstanding share of CompuCom’s common stock was converted into the right to receive $4.60 in cash, without interest, and each outstanding share of CompuCom’s series B convertible preferred stock was converted into the right to receive $10.00 per share in cash ($15 million in the aggregate), plus accrued and unpaid dividends, without interest. Upon consummation of the CompuCom merger, CompuCom became a wholly owned subsidiary of Parent, which in turn is an affiliate of Platinum Equity, LLC (“Platinum”). Safeguard is not affiliated with Platinum or any of Platinum’s affiliates.

In connection with the CompuCom merger, on October 1, 2004, Safeguard disposed of its equity interest in CompuCom, consisting of 24,540,881 shares of CompuCom common stock and 1,500,000 shares of CompuCom preferred stock. Safeguard received approximately $128 million in gross cash proceeds for its common and preferred CompuCom shares. In addition to these proceeds, Safeguard will receive approximately $2 million from Warren V. Musser as a result of the disposition by Mr. Musser in the CompuCom Merger of 443,283 shares of CompuCom common stock held by him which were pledged to Safeguard as collateral for a loan Safeguard made in 2001 to Mr. Musser.

We attached as exhibits to our Current Report on Form 8-K filed May 28, 2004, the Merger Agreement and the Principal Stockholder Agreement, dated as of May 27, 2004, among Safeguard Scientifics, Inc., CHR Holding Corporation and CHR Merger Corporation. The description of the transaction is qualified in its entirety by reference to these documents.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the consummation of the CompuCom merger, Safeguard has provided to the landlord under CompuCom’s Dallas headquarters lease, Comp Delaware, L.P., a subsidiary of W.P. Carey, a letter of credit, which will expire on March 19, 2019, in an amount equal to $6,336,198. CompuCom will reimburse Safeguard for all fees and expenses incurred, which may not exceed 1.5% of the aggregate principal amount of the Safeguard letter of credit per annum, in order to obtain and maintain this letter of credit.

ITEM 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

In connection with the consummation of the CompuCom merger:

(a)	within 10 business days of October 1, 2004, Safeguard will utilize approximately $17.4 million of the proceeds received by Safeguard to escrow interest payments through March 15, 2009, on Safeguard’s 2.625% convertible senior debentures with a stated maturity of 2024 pursuant to the terms of the 2024 debentures; and

(b)	within 12 months of October 1, 2004, Safeguard will utilize approximately $54.8 million of the proceeds received by Safeguard to retire Safeguard’s 5% convertible subordinated notes due 2006 pursuant to the terms of the 2024 debentures.

ITEM 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

None.

(b)	Pro Forma Financial Information.

Safeguard incorporates herein by reference “NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, NOTE 18. PROPOSED SALE OF COMPUCOM” contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 6, 2004.

(c)	Exhibits

10.1	Letter of Credit issued to W.P. Carey

99.1	Press Release of Safeguard Scientifics, Inc. dated October 1, 2004.

99.2	Copy of “NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, NOTE 18. PROPOSED SALE OF COMPUCOM” contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 6, 2004.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.
Dated: October 4, 2004	By:	/s/ CHRISTOPHER J. DAVIS
Christopher J. Davis
Executive Vice President and Chief Administrative & Financial Officer

Exhibit Index

10.1	Letter of Credit issued to W.P. Carey

99.1	Press Release of Safeguard Scientifics, Inc. dated October 1, 2004.

99.2	Copy of “NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, NOTE 18. PROPOSED SALE OF COMPUCOM” contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 6, 2004.